Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Belden Inc. 2021 Employee Stock Purchase Plan of our reports dated February 16, 2021, with respect to the consolidated financial statements of Belden Inc. and the effectiveness of internal control over financial reporting of Belden Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 27, 2021